Exhibit 21

Active Direct and Indirect Subsidiaries of A-Mark Precious Metals, Inc.

(100% owned except where indicated)

Name of Subsidiary	Jurisdiction of Incorporation
Collateral Finance Corporation	Delaware
CFC Canada Inc. (Inactive)	Canada
A-Mark Trading AG	Austria
Transcontinental Depository Services, LLC	Delaware
A-M Global Logistics, LLC	Delaware
AM&ST Associates, LLC	Delaware
Goldline, Inc.	Delaware
AM IP Assets, LLC	Delaware
AM Services, Inc. (Inactive)	Delaware
Spectrum Group International, LLC	Delaware
SGI Sub, Inc.	Delaware
Spectrum Numismatics International, Inc.	California
Spectrum Wine Auctions, LLC	California (80% owned)
Bowers and Merena Auctions, LLC	Delaware
Stacks-Bowers Numismatics, LLC	Delaware
SBG Finance, LLC	California
Marketplace Partners, LLC	Delaware (80% owned)
SGI France SAS	France
Stacks-Bowers and Ponterio, LTD	Hong Kong
SBN Denmark APS	Denmark
Precious Metals Purchasing Partners, LLC	Delaware (77.7% owned)
JM Bullion, Inc.	Delaware
Gold Price Group, Inc	Delaware
Silver.com, Inc.	Delaware
Provident Metals Corp.	Delaware
CyberMetals, Corp	Delaware
Buy Gold and Silver Corp	Delaware
BX Corporation	Delaware
CFC Alternative Investments, LLC	Delaware
Collectible Card Partners, LLC	Delaware (50% owned)
Marksmen Holdings, LLC	Delaware
AM/LPM Ventures, LLC	Delaware (95% owned)
LPM Group, LTD	Hong Kong (95% owned)
LPM (Shenzhen) Trading	People's Republic of China (95% owned)
AM LPM Singapore PTE, LTD.	Singapore
AM Precious Metals Singapore PTE, LTD.	Singapore
Silver Gold Bull, Inc.	Canada (55.4% owned)
Pinehurst Coin Exchange, Inc.	North Carolina
AM/AMS Holding, LLC	Delaware
AMS Holding, LLC	Delaware
Asset Marketing Services, LLC	Delaware
APS Investment, LLC	Delaware